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                                                                    EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Global MAINTECH Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus in this Form SB-2 registration statement.

Our report dated April 14, 2000, contains an explanatory paragraph that states that the Company has suffered losses from operations and has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for depreciation.



                                       /s/ KPMG LLP


Minneapolis, MN
June 30, 2000